SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):                                                                                     November 24, 2014

                        INTERFACE, INC.
(Exact name of Registrant as Specified in its Charter)

Georgia	001-33994	58-1451243
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

2859 Paces Ferry Road, Suite 2000 Atlanta, Georgia	30339
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:  (770) 437-6800

                                                  Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02       TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

As previously announced, the Company elected to (i) redeem $27.5 million in aggregate principal amount of its 7 5/8% Senior Notes due 2018 (the “Notes”) at a price equal to 103% of their principal amount, plus accrued interest to the redemption date of November 26, 2014, and (ii) redeem the remaining $220 million in aggregate principal amount of the Notes that had not previously been called for redemption at a price equal to 103.813% of their principal amount, plus accrued interest to the redemption date of December 1, 2014.

In connection with these redemption transactions, on November 24, 2014, the Company irrevocably deposited with U.S. Bank National Association, trustee in respect of the Notes, money in such amount as was sufficient without consideration of reinvestment of interest to pay the principal of, premium, and interest on the Notes to the respective redemption dates, and the Company otherwise completed the requirements to satisfy, discharge and terminate its obligations and the obligations of its subsidiary guarantors under the Notes and the Indenture between the Company, its subsidiary guarantors and U.S. Bank (as trustee) governing the Notes.  The satisfaction and discharge was effective upon the day of deposit of monies with the trustee.

ITEM 7.01      REGULATION FD DISCLOSURE.

The redemption transactions described above in Item 1.02 with respect to the Notes were completed on their respective redemption dates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERFACE, INC.

By:	/s/ Patrick C. Lynch
Patrick C. Lynch
Senior Vice President
Date: December 1, 2014